                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
World Acceptance Corporation


We consent to incorporation by reference in the registration statements (Nos. 33-52166, 33-98938 and 333-14399) on Form S-8 of World Acceptance Corporation of our report dated April 20, 2000, relating to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of World Acceptance Corporation.



Greenville, South Carolina                        /s/ KPMG LLP
June 26, 2000